Exhibit 23.1

CONSENT OF GRANT THORNTON LLP, INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-99648, 333-35801, 333-65421, 333-96529 and 333-50166) pertaining to the 1995 Stock Option/ Stock Issuance Plan and the Employee Stock Purchase Plan and in the Registration Statement (Form S-3 No. 333-24275) of Intevac, Inc. of our report dated January 29, 2003, with respect to the consolidated financial statements and schedule of Intevac, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ GRANT THORNTON LLP

San Jose, California

March 11, 2003